EXHIBIT 23.2

CONSENT OF SRK (US) CONSULTING, INC.

We consent to the incorporation by reference in Registration Statements No. 333-169450 and No. 333-185182 on Form S-8 and Registration Statements No. 333-181983 and No. 333-183336 on Form S-3 of our report dated April 28, 2010, as supplemented by (i) our alternative technical economic model dated July 2, 2010 and (ii) our alternative technical economic model dated November 8, 2010, and all information derived from such report, appearing in this Annual Report on Form 10-K of Molycorp, Inc. for the year ended December 31, 2014.

Date:     February 19, 2015

SRK CONSULTING (US), INC.

 /s/ Terry Braun
Name: Terry Braun, P.E.
Title: President, Principal Environmental Engineer